EXHIBIT 4.1

Fourth Supplemental Indenture

This Fourth Supplemental Indenture (this “Fourth Supplemental Indenture”), dated as of March 9, 2016, between The Phoenix Companies, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as successor trustee to SunTrust Bank, as Trustee (the “Trustee”), amends the Indenture, dated as of December 27, 2001, between the Company and the Trustee (the “Original Indenture”), as amended by that certain First Supplemental Indenture, dated as of January 18, 2013 (the “First Supplemental Indenture”), that certain Second Supplemental Indenture, dated as of May 23, 2013, between the Company and the Trustee (the “Second Supplemental Indenture”) and that certain Third Supplemental Indenture, dated as of February 21, 2014, between the Company and Trustee (the “Third Supplemental Indenture”, and together with the Second Supplemental Indenture, the First Supplemental Indenture and the Original Indenture, the “Indenture”), pursuant to which $300,000,000 aggregate principal amount of the Company’s 7.45% Quarterly Interest Bonds due 2032 were issued (the “Securities”). Capitalized terms used in this Fourth Supplemental Indenture and not defined are used with the meanings given to such terms in the Indenture.

RECITALS OF THE COMPANY

WHEREAS, Section 902 of the Indenture provides that, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities affected by such supplemental indenture, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Securities under the Indenture; and

WHEREAS, the Company has received and delivered to the Trustee Acts of Holders evidencing consents of the Holders of not less than a majority in principal amount of the Outstanding Securities to the amendment to the Indenture set forth in this Fourth Supplemental Indenture (the “Amendment”); and

WHEREAS, the Company has requested that the Trustee join with it in entering into this Fourth Supplemental Indenture for the purpose of effecting the Amendment as permitted by Section 902 of the Indenture and has furnished to the Trustee Board Resolutions authorizing the Amendment and this Fourth Supplemental Indenture, an Officers’ Certificate pursuant to Section 102 of the Indenture and an Opinion of Counsel pursuant to Sections 102 and 903 of the Indenture; and

WHEREAS, all other things necessary in order to execute and deliver this Fourth Supplemental Indenture have been obtained; and

NOW, THEREFORE, in order to amend the terms of the Indenture with respect to the Securities, and in consideration of the premises, it is mutually agreed by the Company and the Trustee, for the equal and ratable benefit of all Holders of the Securities, as follows:

1.           Reports by Company. Section 704 of the Indenture is hereby amended to read in its entirety as follows:

Section 704. Reports by Company.

The Company shall, except as otherwise provided in this Section 704:

(1)           file with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission under the Trust Indenture Act, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2)           file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and

(3)           transmit by mail, to all Holders, as their names and addresses appear in the Security Register, within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by the Company pursuant to Clauses (1) and (2) of this Section as may be required by rules and regulations prescribed from time to time by the Commission.

If the Company is not otherwise required to file information, documents or reports with the Trustee or the Commission pursuant to any of the preceding provisions of this Section 704, then the Company shall deliver to the Trustee and make available to Holders (1) within one hundred and twenty (120) days following the end of each fiscal year of the Company, the consolidated financial statements of the Company for such year prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), together with a report thereon by the Company’s independent auditors (it being understood that the Company shall not be required to include any separate consolidating financial information with respect to the Company, any Subsidiary, any joint venture or any other Affiliate of the Company, or any separate financial statements

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or information for the Company, any Subsidiary, any joint venture or any other Affiliate of the Company), (2) within sixty (60) days after the end of each of the first three fiscal quarters in each fiscal year of the Company, the condensed consolidated financial statements of the Company for such quarter prepared in accordance with GAAP (it being understood that the Company shall not be required to include any separate consolidating financial information with respect to the Company, any Subsidiary, any joint venture or any other Affiliate of the Company, or any separate financial statements or information for the Company, any Subsidiary, any joint venture or any other Affiliate of the Company), and (3) information substantially similar to the information that would be required to be included in a Current Report on Form 8-K filed with the Commission by the Company (if the Company were required to prepare and file such form) pursuant to Item 1.03 (Bankruptcy or Receivership), 2.01 (Completion of Acquisition or Disposition of Assets), 4.01 (Changes in Registrant’s Certifying Accountant) or 5.01 (Changes in Control of Registrant) of such form or similarly corresponding items of any revisions implemented by the Commission to such form (and in any event excluding, for the avoidance of doubt, the financial statements, pro forma financial information and exhibits, if any, that would be required by Item 9.01 (Financial Statements and Exhibits) of such form), within five (5) Business Days after the date of filing that would have been required for a Current Report on Form 8-K (it being understood that the Company will be deemed to have satisfied the foregoing requirements if any parent of the Company furnishes or makes available information of the type otherwise so required within the applicable time periods and the Company is not required to make available such information separately under the applicable rules and regulations of the Commission (after giving effect to any exemptive relief) because of the filings by such parent). The Trustee shall have no duty to examine any such reports, information or documents. In connection with this paragraph, it is understood that the Company shall not be required to (a) comply with Section 302, Section 404 and Section 906 of the Sarbanes-Oxley Act of 2002, as amended, or related Items 307, 308 and 308T of Regulation S-K under the Securities Act or (b) comply with Rule 3-10 and Rule 3-16 of Regulation S-X under the Securities Act.

Notwithstanding any other provision of this Section 704 or this Indenture, the documents and reports referred to in this Section 704 that the Company would have been required to file with the Trustee on any date on or before the Covenant Reversion Date, but for this sentence, will not be required to be filed by the Company until the Covenant Reversion Date, and the filing by the Company with the Commission of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, its Annual Report on Form 10-K for the year ended December 31, 2012, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 on or prior to the Covenant Reversion Date shall fully satisfy the requirement to file reports with the Trustee for any periods prior to the Covenant Reversion Date.

2.           Miscellaneous.

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(a)           Recitals by the Company. The recitals contained in this Fourth Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture.

(b)           Ratification and Incorporation of Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed, and all of the terms thereof shall remain in full force and effect. This Fourth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Fourth Supplemental Indenture forms a part thereof for all purposes. The Indenture and this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument, and every Holder of Securities heretofore and hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby.

(c)           Effectiveness. This Fourth Supplemental Indenture is effective as of the date hereof; provided, however, that the Amendment set forth in Section 1 of this Fourth Supplemental Indenture shall not become operative unless, and until, the merger between Nassau Reinsurance Group Holdings, L.P., a Delaware limited partnership, and the Company contemplated by the Agreement and Plan of Merger, dated September 28, 2015, is consummated (the “Operative Time”). The Company shall give the Trustee prompt written notice of the occurrence of the Operative Time, upon which the Trustee may conclusively rely.

(d)           Execution in Counterparts. This Fourth Supplemental Indenture may be executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

(e)           Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

(f)           Successors and Assigns. All covenants and agreements in this Fourth Supplemental Indenture of the Company shall bind its respective successors and assigns, whether so expressed or not.

(g)           Severability. If any provision of this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, each party hereto has caused this Fourth Supplemental Indenture to be signed in its name and on its behalf by one of its duly authorized officers, to be effective as of the date set forth above.

THE PHOENIX COMPANIES, INC.

By:	/s/ Bonnie J. Malley
Name:	Bonnie J. Malley
Title:	Executive Vice President and
Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ David Ferrell
Name:	David Ferrell
Title:	Vice President